Exhibit 3.186

CERTIFICATE OF INCORPORATION
OF
MAS Ohio Corporation

Under Section 102 of the
General Corporation Law

The undersigned, for the purpose of forming a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code 1953, as amended (the “GCL”), does hereby certify as follows:

FIRST: The name of the Corporation is MAS Ohio Corporation (the “Corporation”).

SECOND:  The registered office of the corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.

FOURTH: The total number of shares which the corporation is authorized to issue is 1,000 shares of Common Stock, $0.01 par value.

FIFTH:  The name and mailing address of the incorporator is as follows:

Name	Address

Steven M. Cohen	100 Overlook Center
Princeton, NJ 08540

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: The original bylaws of the corporation shall be adopted by the initial incorporator named herein. Thereafter the board of directors shall have the power, inaddition to the stockholders, to make, alter, or repeal the bylaws of the corporation.

EIGHTH:  A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit All references in this paragraph to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to any provision of this Certificate of Incorporation in accordance with subsection (a) of Section 141 of Title 8 of the Delaware Code, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by Title 8 of the Delaware Code.

NINTH:  The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

TENTH: The effective date of the incorporation of the Corporation shall be the close of business on December 31, 1998.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand and seal this 28th day of December, 1998.

/s/ Steven M. Cohen
Steven M. Cohen
Incorporator